UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 1 TO

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2008

ModusLink Global Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-23262	04-2921333
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1100 Winter Street Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

(781) 663-5001

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note: This Form 8-K/A amends the Form 8-K filed by ModusLink Global Solutions, Inc. (the “Registrant”) on December 10, 2008 (the “Original 8-K”), disclosing that it had commenced a restructuring plan. This 8-K/A is being filed to amend the Original 8-K to update the disclosures made therein.

Item 2.05	Costs Associated with Exit or Disposal Activities.

On December 10, 2008, the Registrant filed the Original 8-K to report the commencement of a restructuring plan pursuant to which employee positions in its Americas and Europe regions would be eliminated and certain facilities would be closed.

As reflected in its financial results for the fiscal year ended July 31, 2009, which were publicly released on September 29, 2009, the total restructuring charges incurred as a result of the restructuring actions taken was approximately $19.6 million. Of the approximately $19.6 million, $13.4 million was related to severance benefit obligations, approximately $5.8 million was related to facility closures and lease obligation terminations and approximately $0.4 million was related to an impairment of assets located at a facility that is being closed, which restructuring charges were all recorded during the fiscal year ended July 31, 2009.

As of July 31, 2009, approximately $5.0 million of the $19.6 million restructuring charge had resulted in cash expenditures and approximately $0.4 million of the restructuring charge had resulted in a non-cash charge related to the impairment of assets at a facility that is being closed. Approximately $14.2 million of the $19.6 million restructuring charge will result in future cash expenditures expected to be completed by fiscal year 2012.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ModusLink Global Solutions, Inc.
Date: September 29, 2009

	By:	/S/ STEVEN G. CRANE
Steven G. Crane
Chief Financial Officer